Exhibit 11

   Computation of Earnings per Share
   ($000 except per share data)

                                         Three months ended   Six months ended
                                       ---------------------  ----------------
                                         June 29,    July 1,  June 29, July 1,
                                            1996       1995      1996     1995
                                       ---------------------  ----------------

   PRIMARY:
   Wtd avg common shares outstanding         2,626    2,621     2,626    2,613
   Common equivalent shares                     41       10        29        3
                                       ---------------------  ----------------
   Wtd avg common shares and common
    equivalent shares outstanding            2,667    2,631     2,655    2,616
                                       =====================  ================
   Net income applicable to
     common shares                         $   482      292   $ 1,262      714
                                       =====================  ================
   Primary earnings per share              $  0.18     0.11   $  0.48     0.27
                                       =====================  ================
   FULLY DILUTED:
   Wtd avg common shares outstanding         2,626    2,621     2,626    2,613
   Common equivalent shares                     45       11        45       11
   Additional shares assuming conversion
    of subordinated debentures                 717      717       717      717
                                       ---------------------  ----------------
   Fully diluted wtd avg common
    shares and common equivalent
    shares outstanding                       3,388    3,349     3,388    3,341
                                       =====================  ================
   Net income for diluted common shares     $  572      382   $ 1,442      894
                                       =====================  ================
   Fully diluted earnings per share         $ 0.17     0.11   $  0.43     0.27
                                       =====================  ================

   ----------------------------------------------

   Common shares have been adjusted to give effect to the 5% stock dividend paid January 26, 1996.

   The $4,500,0000 8% Convertible Subordinated Notes are convertible to common shares at a price of $6.28 per share after giving effect to the stock dividend paid January 26, 1996.

   Earnings per common share and common equivalent share were computed by dividing the net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period.

   Earnings per common share, assuming full dilution, is determined by assuming that at the beginning of the period convertible notes were converted at the price per share in effect at that time and common share options were exercised. As to the options, incremental shares would be calculated using the treasury stock method, assuming common share purchases at the greater of the average market price of the common shares for the period or the ending price of the common shares.